                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

 Certification and Notice of Termination of Registration Under Section 12(g) of
    the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
        Under Section 13 and 15(d) of the Securities Exchange Act of 1934

                         Commission File Number: 0-24924

                           The Associated Group, Inc.
             (Exact name of registrant as specified in its charter)

                               200 Gateway Towers
                              Pittsburgh, PA 15222
                                 (412) 281-1907
               (Address, including zip code, and telephone number,
                 including area code, of registrant's principal
                               executive offices)

                Common Stock, Class A, par value $.10 per share
                Common Stock, Class B, par value $.10 per share
            (Title of each class of securities covered by this Form)

                                      None
              (Titles of all other classes of securities for which
                  a duty to file reports under Section 13(a) or
                                 15(d) remains)

                Please place an X in the box(es) to designate the
              appropriate Rule provisions relied upon to terminate
                      or suspend the duty to file reports:


     Rule 12g-4(a)(1)(i)           |X|    Rule 12h-3(b)(1)(ii)          |_|
     Rule 12g-4(a)(1)(ii)          |_|    Rule 12h-3(b)(2)(i)           |_|
     Rule 12g-4(a)(2)(i)           |_|    Rule 12h-3(b)(2)(ii)          |_|
     Rule 12g-4(a)(2)(ii)          |_|    Rule 15d-6                    |_|
     Rule 12h-3(b)(1)(i)           |X|

                    Approximate number of holders of record
                   as of the certification or notice date: 1

      Pursuant to the requirements of the Securities Exchange Act of 1934, The Associated Group, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: January 14, 2000


THE ASSOCIATED GROUP, INC.


By:    /s/ Charles Y. Tanabe
       ---------------------
Name:  Charles Y. Tanabe
       -----------------
Title: Senior Vice President
       ---------------------